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Exhibit 99.1

FOR RELEASE at 8:00 a.m. Eastern Daylight Time Tuesday, August 5, 2003	A. Emmet Stephenson, Jr. Chairman (303) 399-2400

StarTek, Inc. Initiates Quarterly Cash Dividend and Reports Second Quarter Earnings

        DENVER—StarTek, Inc. (NYSE:SRT) reports revenue increased 26% for the second quarter to $54.5 million from $43.3 million for the same quarter in 2002. Net income for the second quarter was $4.2 million, or $0.29 earnings per fully diluted share, compared to $4.0 million, or $0.28 earnings per fully diluted share in the second quarter of 2002.

        For the six months ended June 30, 2003, revenue was $105.1 million compared to $89.3 million for the same period last year, an increase of 18%. For the first six months of 2003, net income was $8.3 million, or $0.57 earnings per fully diluted share, compared to $8.0 million, or $0.56 earnings per fully diluted share in the same period last year.

        The StarTek Board of Directors is pleased to declare its first ever quarterly cash dividend of $0.36 per share, payable August 29, 2003, to StarTek holders of record on August 15, 2003. More than 3,100 StarTek stockholders will receive these new quarterly dividends.

        Chairman A. Emmet Stephenson, Jr. said, "We are pleased with the increase in our revenue, but as announced in May, we have been absorbing the costs of opening new facilities in Decatur, Illinois, and Regina, Saskatchewan, Canada, over the last few months. Both facilities are now open, and we are happy to report that both came in on time and within budget. Currently, our revenue is growing at the new facilities, and we expect the increase will continue to ramp over the coming quarters. At full capacity, these two facilities would employ 1,400 people. Overall, we see business conditions gradually improving for our company as they have for the last 7 quarters in a row.

        "In recognition of the new 15% maximum tax on dividends recently enacted by Congress and signed by President Bush, the StarTek Board has decided to begin returning to stockholders profits earned by the company in the form of a quarterly cash dividend. The great attraction of StarTek's business model, which is cash generating, self financing, and produces high returns on invested capital, can now manifest itself in dividend payments to our stockholders. In the future the Board will consider the results produced by our company and determine the appropriate cash dividend for each period, while providing funds for the capital expenditures and reinvestment needed to fuel our continued growth."

Company Profile

        StarTek, Inc. is a leading global provider of business process outsourcing services and owns proprietary Internet businesses arising from a world-class portfolio of branded domain names. Our integrated outsourcing services include business process management, high-end inbound technical support and customer care, E-commerce support and fulfillment, Internet support, and a comprehensive offering of supply chain management services. StarTek has seventeen facilities, including six in Colorado, four in Canada, and one each in Illinois, Oklahoma, Tennessee, Texas, and Wyoming. International services are performed from two facilities in the United Kingdom. The Company's clients are in the software, telecommunications, consumer products, cable, Internet, E-commerce, and technology industries. We are also targeting financial services and health care companies. Please visit our web sites at www.startek.com and www.startekeurope.com.

Forward Looking Statements

        The matters regarding the future discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause StarTek's actual results to differ materially from those expressed or implied by such forward-looking statements. These include, but are not limited to, general economic conditions in the Company's markets, the loss of its principal clients, the loss or delayed implementation of a large project which could cause quarterly variation in StarTek's revenue and earnings, difficulties of managing rapid growth, dependence on key personnel and our labor force, dependence on key industries and the trend toward outsourcing, risks associated with StarTek's contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, risks from offshore competition, highly competitive domestic and international markets, and risks related to fluctuating values in the company's portfolio of investment securities. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results and all other disclosures appearing in the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2002	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$13,143	$11,895
Investments	44,022	52,142
Trade accounts receivable, less allowance for doubtful accounts of $816 and $815, respectively	37,232	31,016
Inventories	1,463	1,425
Income tax receivable	335	3,399
Deferred tax assets	4,300	1,483
Prepaid expenses and other assets	958	1,058

Total current assets	101,453	102,418
Property, plant and equipment, net	38,797	46,197
Long term deferred tax assets	110	—
Other assets	61	108

Total assets	$140,421	$148,723

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,156	$8,834
Accrued liabilities	7,235	7,703
Current portion of long-term debt	2,221	2,282
Other	462	343

Total current liabilities	21,074	19,162
Long-term debt, less current portion	4,261	3,337
Deferred income taxes	—	371
Other	492	967
Stockholders' equity:
Common stock	142	142
Additional paid-in capital	50,060	50,506
Cumulative translation adjustment	(123)	175
Unrealized gain (loss) on investments available for sale	(738)	479
Retained earnings	65,253	73,584

Total stockholders' equity	114,594	124,886

Total liabilities and stockholders' equity	$140,421	$148,723

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenues	$43,350	$54,528	$89,310	$105,056
Cost of services	32,226	41,760	67,013	80,101

Gross profit	11,124	12,768	22,297	24,955
Selling, general and administrative expenses	5,089	7,203	10,309	13,553

Operating profit	6,035	5,565	11,988	11,402
Net interest income and other	399	1,085	976	1,864

Income before income taxes	6,434	6,650	12,964	13,266
Income tax expense	2,458	2,473	4,968	4,935

Net income	$3,976	$4,177	$7,996	$8,331

Weighted average shares of common stock	14,118,729	14,209,061	14,102,733	14,206,442
Dilutive effect of stock options	291,589	292,933	241,563	283,648

Common stock and common stock equivalents	14,410,318	14,501,994	14,344,296	14,490,090

Earnings per share:
Basic	$0.28	$0.29	$0.57	$0.59
Diluted	$0.28	$0.29	$0.56	$0.57

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2002	2003
Operating Activities
Net income	$7,996	$8,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,601	4,749
Deferred income taxes	2,636	2,405
(Gain) loss on sale of assets	1	(24)
Changes in operating assets and liabilities:
Sales (purchases) of trading securities, net	568	98
Trade accounts receivable, net	1,738	6,216
Inventories	374	38
Prepaid expenses and other assets	109	(147)
Accounts payable	(3,632)	(2,322)
Income taxes payable	(3,339)	(2,977)
Accrued and other liabilities	(466)	824

Net cash provided by operating activities	10,586	17,191
Investing Activities
Purchases of investments available for sale	(23,576)	(35,350)
Proceeds from disposition of investments available for sale	10,618	29,066
Purchases of property, plant and equipment	(3,083)	(10,616)
Proceeds from disposition of property plant and equipment	38	122

Net cash used in investing activities	(16,003)	(16,778)
Financing Activities
Stock options exercised	1,110	359
Principal payments on borrowings, net	(3,349)	(1,689)

Net cash used in financing activities	(2,239)	(1,330)
Effect of exchange rate changes on cash	217	(331)

Net increase (decrease) in cash and cash equivalents	(7,439)	(1,248)
Cash and cash equivalents at beginning of period	14,282	13,143

Cash and cash equivalents at end of period	$6,843	$11,895

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StarTek, Inc. Initiates Quarterly Cash Dividend and Reports Second Quarter Earnings
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (dollars in thousands) (unaudited)
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Income Statements (dollars in thousands, except per share data) (unaudited)
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (dollars in thousands) (unaudited)